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                                                                    EXHIBIT 10.3
KEY BANK AND TRUST
1998 CASH INCENTIVE BONUS PLAN

A Cash Incentive Bonus is to be paid to certain designated Officers based on the profitability of the Bank.

The Cash Incentive Bonus shall be calculated on results of operations of Key Bank and Trust and subsidiaries for calendar year 1998.

All sums shall be calculated based on the final audited statements, in accordance with GAAP standards before income taxes, as set forth by the Bank's independent auditors for the year end December 31, 1998.

The Cash Incentive Bonus shall be calculated on the Bank's consolidated net pre-income tax profits, to the extent that such net profits exceed one (1%) percent of assets. As listed below, each Officer shall receive a Cash Incentive Bonus based on the designated percentage beside each name. However, no eligible individual shall receive more than two and one half percent (2 1/2%) of profits. Example One - Assets December 31, 1998 - $270 million, Net pre-tax profits $4,700,000 - Calculate 1% of $270 million = $2,700,000 - then deduct $2,700,000 from $4,700,000 = $2 million available for bonus and calculation based on each Officer's designated percentage. Example Two - same assets as above, but pre-tax profits are $1,200,000 - No bonus because 1% of assets is more than net pre-tax profits.

The payment of this Cash Incentive Bonus is also conditioned upon the Bank increasing its net worth after taxes as a percent of total liabilities, by at least 35 basis point during calendar 1998. Cash dividends paid on capital stock, if any, will be added back to net worth for purposes of determining attainment of this goal.

The bonus shall be payable in cash in the manner following:

1. Two thirds of the amount earned for calendar 1998 shall be paid between 15 and 30 days after completion of the year end audit and issuance of financial reports by our independent auditors.

2. One third of the amount earned for calendar 1998 shall be paid between 15 and 30 days after completion of the year end audit and issuance of financial reports for 1999 by our independent auditors, provided further that the Bank's net worth after taxes as a percent of total liabilities increases by at least 35 basis points during 1999. Again, cash dividends on capital stock, if any will be added back to net worth for purposes of determining attainment of this goal.

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Page 2
Key Bank and Trust
Bonus Plans

The following Officers are eligible for a Cash Incentive Bonus:

     David H. Wells, Jr., Pres.               2.5%
     W. Benton Knight, EVP                    2.5%
     Thomas Juranich, VP                      1.0%
     George G. Wachter, SRVP                  1.0%
     Ross L. Brown, VP                        1.0%
     Daniel W. Hume, VP                       .4%
     Henry Schreiber, VP                      .4%
     Louise Adams, VP                         .4%
     Anne Marie Willis, VP/Treas.             .4%
     Judith A. Frank, VP                      .4%
     Kathy L. Snyder, VP                      .4%
     Eileen Gant, VP                          .2%


As stated in the 1996 Plan, the Committee has recommended a cap on the amount available for bonuses of 12% of excess profits which may require readjustment of these individual percentages as additional Officers are added to this list.

If an eligible person under this plan, for any reason, leaves the employ of Key Bank and Trust prior to the close of December 31, 1998, then such person shall not be entitled to share in any bonus, unless otherwise directed by the Board of Directors of Key Bank and Trust and to the extent determined by the Board in its absolute discretion.